UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2012

GRIFFON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-06620	11-1893410

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert F. Mehmel as President and Chief Operating Officer

                    On December 7, 2012, Griffon Corporation (“Griffon”) entered into an Employment Agreement (the “Employment Agreement”) with Robert F. Mehmel, pursuant to which Mr. Mehmel became President and Chief Operating Officer effective December 10, 2012 (the “Commencement Date”). In this newly created position, Mr. Mehmel will report directly to Ronald J. Kramer, Griffon’s Chief Executive Officer and Vice Chairman (who additionally was President from February 2009 to December 2012). From August 2008 to October 2012, Mr. Mehmel, age 50, served as President and Chief Operating Officer of DRS Technologies (“DRS”), a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. From May 2006 to August 2008 Mr. Mehmel served as Executive Vice President and Chief Operating Officer of DRS and from January 2001 to May 2006 Mr. Mehmel served as Executive Vice President, business operations and strategy, of DRS.

Under the Employment Agreement:

•

Term: Mr. Mehmel’s term of employment is four years from the Commencement Date (the “Initial Term”), and automatically renews for one year periods commencing on the fourth anniversary of the Commencement Date (each one year period, a “Renewal Term”), unless either party provides notice of non-renewal at least 180 days prior to the end of the Initial Term or any Renewal Term.

•	Salary: Mr. Mehmel will receive an annual base salary of $700,000 per annum, with eligibility for periodic increases commencing October 1, 2013.

•

Bonus: For the fiscal year ending September 30, 2013 and each fiscal year thereafter, Mr. Mehmel is eligible to receive a performance based bonus as determined by the Company’s Compensation Committee (the “Committee”) based upon the achievement of specified performance objectives, as established and certified by the Committee, with a target bonus amount not less than 100%, and a maximum bonus amount not less than 200%, of Mr. Mehmel’s then current base salary.

•

Severance: In the event of an involuntary termination other than within two years of a change in control, Mr. Mehmel will receive eighteen months salary and one and half times his average annual bonus over the prior three years, and certain continued health insurance benefits. In the event of an involuntary termination within two years of a change in control, he will receive (i) two and a half times the sum of his then current salary and his average annual bonus over the prior three years, (ii) a pro rata portion of the higher of his earned annual bonus for the preceding year and his target annual bonus for the then current year, and (iii) certain continued health insurance benefits.

•

Restricted Share Grant: On December 10, 2012, Mr. Mehmel received a grant (the “Restricted Share Grant”) of 300,000 restricted shares of common stock, 50% of which will cliff vest on December 10, 2015 and 50% of which will cliff vest on December 10, 2016, each subject to Mr. Mehmel’s continued employment and the achievement of certain performance objectives approved by the Committee.

In the event of an involuntary termination, other than upon a change in control, the unvested restricted shares will vest subject to the satisfaction of the performance objectives. In the event of an involuntary termination upon a change in control, the unvested portion of the Restricted Stock Grant will vest in full as of the termination date. Upon a termination by the Company due to Mr. Mehmel’s death or disability, a pro-rata portion of the Restricted Stock Grant will vest.

•

Restrictive Covenants: Mr. Mehmel is subject to customary non-solicitation and non-competition covenants during his employment and for certain post-employment periods (ranging from twelve to eighteen months), and is also bound by customary non-disparagement and confidentiality restrictions.

                    Griffon issued a press release on December 10, 2012, announcing the hiring of Mr. Mehmel as President and Chief Operating Officer. A copy of the press release is filed as an Exhibit 99.1 hereto.

Retirement of Patrick L. Alesia and Related Consulting Agreement

                    Patrick L. Alesia, our Senior Vice President and Chief Administrative Officer, is currently party to a severance agreement, entered into in July 2006, which provides for certain payments in the event he is terminated within twenty-four months after a change in control. On December 11, 2012, we entered into a consulting agreement with Mr. Alesia, pursuant to which he will retire as of December 31, 2012 and consult with us for a two-year period expiring on December 31, 2014 (the “Consulting Agreement”). The Consulting Agreement will supersede and replace the severance agreement as of December 31, 2012. Under the Consulting Agreement, we will pay Mr. Alesia an annual consulting fee of $250,000, and Mr. Alesia has agreed to make himself available to consult with our Chief Executive Officer, or his designees, regarding matters within Mr. Alesia’s knowledge, expertise and experience, consistent with the types of matters in which he was engaged as an executive officer of the Company. We have agreed that the 65,000 restricted shares held by Mr. Alesia will continue to vest on their terms during the period of the Consulting Agreement. We have also agreed to provide Mr. Alesia with health insurance benefits during the term of the Consulting Agreement, as well as reimbursement of expenses related to an automobile through September 2013, each on terms consistent with past practice. The Consulting Agreement requires Mr. Alesia to comply with customary non-competition and non-solicitation restrictions during the term of the Consulting Agreement, as well as a customary non-disparagement clause, and subjects Mr. Alesia to customary confidentiality restrictions regarding our trade secrets, proprietary information and technologies, designs and inventions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued on December 10, 2012.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2012	GRIFFON CORPORATION

	By:	/s/ Seth L. Kaplan

		Name:	Seth L. Kaplan
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

99.1	Press Release issued on December 10, 2012.